UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 18, 2005

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05. Costs Associated with Exit or Disposal Activities.

On April 18, 2005, the Board of Directors of ADC Telecommunications, Inc. committed to a plan which directs our management to explore the sale or shut down the operations of our subsidiary, ADC Systems Integration UK Limited. ADC Systems Integration UK Limited employs approximately 90 people who are engaged in the provision of professional services that help plan, deploy and install communications networks for customers primarily in the United Kingdom. The proposed exit from the business of ADC Systems Integration UK Limited does not impact the remainder of our professional services business which we continue to operate.

Under the business exit plan, if management does not believe a sale can be completed on reasonable terms by July 29, 2005, the end of our third fiscal quarter, then management has been authorized to shut down operations conducted by the subsidiary. This decision was announced to affected employees, all of whom are in the United Kingdom, on April 21, 2005.

We are unable to estimate the potential gain/(loss) from a sale of the business. If management ultimately decides to shut down the operations, we will incur approximately $3.5 to $4.5 million in costs. These costs are estimated to include approximately $1.7 to $2.2 million for employee severance and approximately $1.2 to $1.7 million for facility lease terminations. Remaining costs associated with a shutdown would include, among other items, the writeoff of the leasehold asset of the business, vehicle lease termination costs and general administrative costs associated with closing business operations. The above stated estimates may differ from actual costs we would incur in the event the business is shut down.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

April 21, 2005	By:	Gokul V. Hemmady

Name: Gokul V. Hemmady
Title: Vice President and Chief Financial Officer